UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012

IMMERSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Rio Robles

San Jose, California 95134

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 467-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information referred to in item 2.02 of this Current Report on Form 8-K and Exhibit 99.01 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 or 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this item and in the accompanying Exhibit 99.01 shall not be deemed to be incorporated by reference into any filing with the Securities and Exchange Commission made by Immersion Corporation (“Immersion”) whether before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

On May 3, 2012, Immersion issued a press release announcing certain of its financial results for the quarter ended March 31, 2012. The press release is attached to this report as Exhibit 99.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 3, 2012, Immersion announced Paul Norris will serve as Immersion’s Chief Financial Officer effective May 14, 2012. Upon Mr. Norris becoming Chief Financial Officer, Victor Viegas will no longer serve as Interim Chief Financial Officer.

(c)

As described above, Paul Norris will serve as Chief Financial Officer of Immersion effective May 14, 2012.

From July 2011 to May 2012, Mr. Norris served as a partner at Accanto Partners, LLC, an investment fund focusing on technology and digital media companies. Prior to that, from June 2005 to February 2011, Mr. Norris served in various executive positions at Sonic Solutions, a publicly-traded digital media software and entertainment solutions provider, acting as the company’s Senior Vice President and General Counsel from June 2005 to February 2008, and as its Executive Vice President, Chief Financial Officer and General Counsel from February 2008 until its acquisition by Rovi Corporation, a publicly-traded digital entertainment technology solutions provider, in February 2011. From February 2011 through June 2011, Mr. Norris assisted Rovi in its integration activities as an Executive Advisor. Prior to joining Sonic, from January 1998 to June 2005, Mr. Norris was a partner at Steiner Norris PLLC, a Seattle technology and licensing law firm he co-founded. Before founding Steiner Norris, Mr. Norris was a partner at Hendricks & Lewis PLLC and an associate at Davis Wright Tremaine LLP, each a Seattle-based law firm.

Mr. Norris, age 50, holds a B.A. from Yale University and a J.D. from Harvard Law School.

(e)

Offer Letter with Mr. Norris

Mr. Norris will receive an annual base salary of $275,000 and will be eligible to receive an annual bonus with a target of 50% of his base salary. Mr. Norris will be granted an option to purchase 250,000 shares of common stock, with an exercise price equal to the fair market value of Immersion’s common stock on the date of grant. This option will vest over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months. The description of the offer letter is qualified in its entirety by the Offer Letter filed as Exhibit 10.01.

Retention and Ownership Change Event Agreement

Immersion is expected to enter into a Retention and Ownership Change Event Agreement (the “Retention Agreement”) with Mr. Norris. The Retention Agreement would provide for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment is terminated without “Cause” (as defined in the Retention Agreement) or if he resigns for “Good Reason” (as defined in the Retention Agreement), and Mr. Norris is not entitled to receive the benefits described in the following paragraph, then he would be entitled to receive, 60 days after his termination, as severance, a payment equal to 12 months of his base salary and health insurance premium payments until the earlier of (i) 12 months following his termination date, or (ii) the date on which Mr. Norris first becomes eligible to obtain other group health insurance coverage. Mr. Norris would also be entitled to immediate vesting of 70% of his then unvested equity awards held by him, which option would then becomes exercisable for 6 months after such termination.

In the event that, within 1 year following a “Change in Control” (as defined in the Retention Agreement), Mr. Norris’ employment is terminated without Cause or if he resigns for Good Reason, Mr. Norris would be entitled to receive, 60 days after his termination, as severance, a payment equal to 12 months of his base salary and health insurance premium payments until the earlier of (i) 12 months after his termination date, or (ii) the date on which Mr. Norris first becomes eligible to obtain other group health insurance coverage. Mr. Norris would also be entitled to immediate vesting of 70% of his then unvested equity awards held by him, which option would then becomes exercisable for 6 months after such termination.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title

10.01	Offer Letter dated April 27, 2012 by and between Immersion and Paul Norris

99.01	Press release dated May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2012	IMMERSION CORPORATION

	By:	/s/ Victor Viegas
Victor Viegas
Chief Executive Officer and Interim Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title

10.01	Offer Letter dated April 27, 2012 by and between Immersion and Paul Norris

99.01	Press release dated May 3, 2012.